UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB
                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

 Securities Act Rule 801 (Rights Offering)                                   [X]
 Securities Act Rule 802 (Exchange Offer)                                    [X]
 Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                         [ ]
 Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                       [ ]
 Exchange Act Rule 14e-2(d) (Subject Company Response)                       [ ]
 Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)   [ ]



                               DESC, S.A. DE C.V.
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                            (Name of Subject Company)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
      (Translation of Subject Company's Name into English (if applicable))

                                     MEXICO
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        (Jurisdiction of Subject Company's Incorporation or Organization)

                               DESC, S.A. DE C.V.
--------------------------------------------------------------------------------
                       (Name of Person(s) Furnishing Form)

                SERIES C SHARES, WITHOUT EXPRESSION OF PAR VALUE
--------------------------------------------------------------------------------
                     (Title of Class of Subject Securities)

                                    250309101
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              (CUSIP Number of Class of Securities (if applicable))

                                  RAMON ESTRADA
                          PASEO DE LOS TAMARINDOS 400-B
                    BOSQUES DE LAS LOMAS, 05120 MEXICO, D.F.
                               011-52-555-261-8000
--------------------------------------------------------------------------------
                (Name, Address (including zip code) and Telephone
                    Number (including area code) of Person(s)
                Authorized to Receive Notices and Communications
                          on Behalf of Subject Company)
                                   Copies to:


                                  March 8, 2004
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                  (Date Tender Offer/Rights Offering Commenced)

PART I -  INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.   HOME JURISDICTION DOCUMENTS

          (a)  Not applicable.

          (b)  Not applicable.

ITEM 2.   INFORMATIONAL LEGENDS

          This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

          It may be difficult to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It might be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

          (1)  The following documents are furnished as exhibits to this Form:

Exhibit No.                    Description
-----------                    -----------

II(1)-1.1                      English translation of press release, dated
                               February 17, 2004, issued by Desc, S.A. de C.V.
                               announcing meetings regarding an increase in capital and capital restructuring (incorporated herein by reference to the Form 6-K filed by the Company on February 19, 2004).

II(1)-1.2                      English translation of Notice, dated February 19,
                               2004, issued by Desc, S.A. de C.V. announcing
                               Special Shareholders Meeting (incorporated herein by reference to the Form 6-K filed by the Company on February 19, 2004).

II(1)-1.3                      English translation of Notice, dated February 19,
                               2004, issued by Desc, S.A. de C.V. announcing
                               General Ordinary And Extraordinary Shareholders
                               Meeting (incorporated herein by reference to the Form 6-K filed by the Company on February 19,
                               2004).

II(1)-1.4                     English translation of press release, dated March
                              8, 2004, issued by Desc, S.A. de C.V. announcing
                              Resolutions Adopted at Registrant's Shareholders
                              Meetings (incorporated herein by reference to the Form 6-K filed by the Company on March 8, 2004).

          (2)  Not applicable.

          (3)  Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

           Desc, S.A. de C.V. is filing with the Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form.

PART IV - SIGNATURES



           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               /s/ Arturo D'Acosta Ruiz
                                             -----------------------------------
                                                   (Signature)


                                                  ARTURO D'ACOSTA RUIZ
                                                 CHIEF FINANCIAL OFFICER
                                             -----------------------------------
                                                 (Name and Title)


                                                  March 8, 2004
                                             -----------------------------------
                                                      (Date)